Exhibit 99.1
Flotek Reports Third Quarter 2023 Financial Results Driven by Strong Growth in
Net Income and First Positive Adjusted EBITDA Quarter Since 2018

HOUSTON, November 7, 2023 - Flotek Industries, Inc. (“Flotek” or the “Company”) (NYSE: FTK) today announced operational and financial results for the third quarter ended September 30, 2023, highlighted by significant improvement in all profitability metrics, including net income and the first quarter of positive adjusted EBITDA(1) since the third quarter of 2018. The third quarter results build upon the Company’s financial and operational momentum with nearly all financial metrics showing strong year-over-year growth.

Financial Summary (in thousands)

	Three months ended September 30,		Nine months ended September 30,
	2023	2022	2023	2022

Total Revenues	$47,268	$45,623	$145,870	$87,874
Gross Profit (Loss)	$9,047	$(1,842)	$14,833	$(4,626)
Adjusted Gross Profit (Loss) (1)	$10,264	$249	$18,005	$(916)
Net Income (Loss)	$1,287	$(18,794)	$22,609	$(23,278)
Adjusted EBITDA (1)	$3,392	$(8,402)	$(2,464)	$(21,088)

(1)A non-GAAP financial measure. See the “Unaudited Reconciliation of Non-GAAP Items and Non-Cash Items Impacting Earnings” section in this release for more information, including reconciliations to the most comparable GAAP measures.

Third Quarter 2023 Highlights

•Reported net income of $1.3 million, or $0.04 per diluted share, compared to a net loss of $18.8 million or ($1.50) per diluted share for the third quarter of 2022.
•Achieved positive adjusted EBITDA(1) of $3.4 million, an increase of $11.8 million compared to the third quarter of 2022. This is the ninth consecutive quarter of improvement and marks the first quarter of positive adjusted EBITDA since the third quarter of 2018.
•Reported gross profit of $9.0 million and adjusted gross profit(1) of $10.3 million marking the third consecutive quarter of positive results in both metrics. Gross profit margin and adjusted gross profit margin(1) for the third quarter of 2023 improved to 19% and 22%, respectively.
•Strengthened liquidity through an Asset Based Loan, which was increased from $10.0 million to $13.8 million in October.
•Solidified the senior leadership team with the addition of four key members that bring substantial experience and strategic focus on sales, supply chain, people and data analytics.
•Completed move to new company headquarters, which is expected to result in annual savings of approximately $1 million.

(1)A non-GAAP financial measure. See the “Unaudited Reconciliation of Non-GAAP Items and Non-Cash Items Impacting Earnings” section in this release for more information, including reconciliations to the most comparable GAAP measures.

Full Year 2023 Outlook

Flotek is updating its full year 2023 guidance as follows:

•Adjusted gross profit margin(2) is expected to increase to 12% to 14%, up from the previous range of 8% to 10%.
•Total revenues are expected to be $185 million to $200 million, compared to a previous estimate of $210 million to $230 million. The decrease in revenue guidance is due to an overall market slowdown in upstream onshore activity as reflected by the reduction in drilling rigs and completion fleets operating. Specifically, the U.S. land rig count is down 19% and frac fleet activity is down 12% from the third quarter of 2022. Despite this market slowdown, the Company’s non-ProFrac chemistry revenues have grown each quarter in 2023 and increased another 5% during the third quarter of 2023.

(2)A non-GAAP financial measure. See the “Unaudited Reconciliation of Non-GAAP Items and Non-Cash Items Impacting Earnings” section in this release for more information, including reconciliations to the most comparable GAAP measures. We are unable to reconcile this forward-looking non-GAAP financial measure to the most directly comparable GAAP financial measure without unreasonable efforts, as we are unable to predict with a reasonable degree of certainty the impact of certain items that would be expected to impact the GAAP financial measure, including, among other items, the future amortization of our contract assets, certain stock-based compensation costs and the impact of the revaluation of certain liabilities, which is based upon our future stock price. These items do not impact the non-GAAP financial measure.

Management Commentary

Chief Executive Officer Dr. Ryan Ezell commented, “I’m pleased with our third quarter results as we delivered significant improvement in nearly all financial metrics highlighted by quarterly adjusted EBITDA turning positive for the first time in five years. These results build upon the strong financial and operational momentum we have established this year through the execution of our strategy to be the collaborative partner of choice for innovative chemical and data solutions. We also achieved a significant milestone with the closing of an Asset Based Loan that augments our liquidity and supports our future business and growth objectives. Most importantly, we executed these milestones with no recordable safety incidents in the field of operations.”

“We continue to expand our market share and margins despite industry headwinds as the importance of maximized production and rate-of-return for each well completion moves to the forefront of focus for operators. This plays to the strength of Flotek's differentiated technologies that target improved recovery from each reservoir.”

Third Quarter 2023 Financial Results

•Revenue: Flotek reported total revenues of $47.3 million for the third quarter of 2023, which was an increase of 4% compared to total revenues of $45.6 million for the third quarter of 2022. The Company’s non-ProFrac chemistry revenues have grown each quarter in 2023 and increased 23% as compared to the year ago quarter. Revenues not attributable to ProFrac comprised 38% of total company revenues during the third quarter of 2023.

The Company's supply agreement with ProFrac contains minimum requirements for annual chemistry purchases. If the minimum contractual requirements are not met, the Company receives additional payments from ProFrac at the conclusion of the measurement period, which is currently June 1, 2023 through December 31, 2023. Based on recent activity, Flotek does not expect that the chemistry purchase requirements will be met during the measurement period, and as a result, third quarter and nine-month 2023 revenues include estimated expected additional payments from ProFrac under the contract.

•Gross Profit (Loss): The Company generated gross profit of $9.0 million during the third quarter of 2023 as compared to a gross loss of $1.8 million for the third quarter of 2022. The improvement in third quarter of 2023 gross profit was the result of the estimated additional payments expected from ProFrac related to the minimum chemistry purchase requirements discussed above as well as the increase in transactional chemistry revenue during the quarter and continued initiatives to drive further cost improvements with respect to freight logistics and materials.

•Adjusted Gross Profit (Non-GAAP)(1): Flotek generated adjusted gross profit of $10.3 million during the third quarter of 2023 compared to adjusted gross profit of $0.2 million for the third quarter of 2022. Adjusted gross profit for the nine months ended September 30, 2023, increased to $18.0 million as compared to a loss of $0.9 million for the nine-month period of 2022. Adjusted gross profit primarily excludes non-cash items, including amortization of contract assets, which reduces both revenue and gross profit.

•Selling, General and Administrative (“SG&A”) Expense: SG&A expense totaled $6.5 million for the third quarter of 2023 compared to $9.3 million for the third quarter of 2022. The 30% reduction in SG&A compared to the third quarter of 2022 was primarily the result of lower employee compensation expense as well as reduced legal and professional fees.

•Net Income (Loss) and EPS: Flotek reported net income of $1.3 million, or $0.04 per diluted share, for the third quarter of 2023. This compares to a net loss of $18.8 million, or ($1.50) per diluted share, for the third quarter of 2022. Net income for the nine-month period ended September 30, 2023 was $22.6 million as compared to a net loss of $23.3 million for the comparable period of 2022. Net income/(loss) for the third quarter of 2022 and nine-month periods of 2023 and 2022 included non-cash gains/(losses) on the fair value measurement of convertible notes payable totaling ($4.3) million, $30.0 million, and $9.0 million, respectively.

•Adjusted EBITDA (Non-GAAP)(1): Adjusted EBITDA was $3.4 million in the third quarter of 2023 as compared to negative $8.4 million in the third quarter of 2022.

(1)See the “Unaudited Reconciliation of Non-GAAP Items and Non-Cash Items Impacting Earnings” section in this release for more information, including reconciliations to the most comparable GAAP measures.

Balance Sheet and Liquidity

On August 14, 2023, the Company announced that it entered into an Asset Based Loan, providing initial credit availability of up to $10.0 million. During October, the credit availability was increased to $13.8 million based on the final appraised value of certain real estate assets pledged as collateral.

As of November 6, 2023, the Company’s liquidity totaled $9.0 million, consisting of $2.6 million of cash and cash equivalents and $6.4 million of availability under the Asset Based Loan.

Conference Call Details

Flotek will host a conference call on November 8, 2023, at 9:00 a.m. CDT (10:00 a.m. EDT) to discuss its third quarter 2023 results. Participants may access the call through Flotek’s website at www.flotekind.com under “Webcasts’’ or by telephone toll free at 1-844-835-9986

(international toll: 1-412-317-5270) approximately five minutes prior to the start of the call. Following the conclusion of the conference call, a recording of the call will be available on the Company’s website.

About Flotek Industries, Inc.

Flotek Industries, Inc. is an advanced technology-driven, green chemical and data analytics company providing unique and innovative completion solutions that have a proven, positive impact on sustainability and reducing the overall environmental impact of energy on air, land, water and people. Flotek has an intellectual property portfolio of over 170 patents and a global presence in more than 15 countries throughout North America, Latin America, the Middle East and North Africa. Flotek has established collaborative partnerships focused on sustainable and optimized chemistry and data solutions which improve well performance and allow its customers to generate higher returns on invested capital.

Flotek is based in Houston, Texas and its common shares are traded on the New York Stock Exchange under the ticker symbol “FTK”. For additional information, please visit www.flotekind.com.

Forward-Looking Statements

Certain statements set forth in this press release constitute forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) regarding Flotek Industries, Inc.’s business, financial condition, results of operations and prospects. Words such as will, continue, expects, anticipates, intends, plans, believes, seeks, estimates and similar expressions or variations of such words are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements in this press release. Although forward-looking statements in this press release reflect the good faith judgment of management, such statements can only be based on facts and factors currently known to management. Consequently, forward-looking statements are inherently subject to risks and uncertainties, and actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Further information about the risks and uncertainties that may impact the company are set forth in the Company’s most recent filing with the Securities and Exchange Commission on Form 10-K (including, without limitation, in the “Risk Factors” section thereof), and in the Company’s other SEC filings and publicly available documents. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to revise or update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this press release.

Investor contact:
Bond Clement
Chief Financial Officer
E: ir@flotekind.com
P: (713) 726-5322

FLOTEK INDUSTRIES, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	September 30, 2023	December 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$4,453	$12,290
Restricted cash	102	100
Accounts receivable, net of allowance for credit losses of $704 and $623 at September 30, 2023 and December 31, 2022, respectively	15,568	19,136
Accounts receivable, related party, net of allowance for credit losses of $0 at September 30, 2023 and December 31, 2022, respectively	24,765	22,683
Inventories, net	15,885	15,720
Other current assets	4,617	4,045
Current contract asset	7,816	7,113
Total current assets	73,206	81,087
Long-term contract assets	68,207	72,576
Property and equipment, net	4,844	4,826
Operating lease right-of-use assets	5,131	5,900
Deferred tax assets, net	355	404
Other long-term assets	773	17
TOTAL ASSETS	$152,516	$164,810
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$33,436	$33,375
Accrued liabilities	5,430	8,984
Income taxes payable	43	97
Interest payable	—	130
Current portion of operating lease liabilities	2,747	3,328
Current portion of finance lease liabilities	31	36
Current portion of long-term debt	179	2,052
Asset based loan	3,370	—
Convertible notes payable	—	19,799
Contract Consideration Convertible Notes Payable	—	83,570
Total current liabilities	45,236	151,371
Deferred revenue, long-term	35	44
Long-term operating lease liabilities	7,537	8,044
Long-term finance lease liabilities	—	19
Long-term debt	104	2,736
TOTAL LIABILITIES	52,912	162,214
Stockholders’ equity:
Preferred stock, $0.0001 par value, 100,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.0001 par value, 240,000,000 shares authorized; 30,739,820 shares issued and 29,629,902 shares outstanding at September 30, 2023; 13,985,986 shares issued and 12,964,732 shares outstanding at December 31, 2022	3	1
Additional paid-in capital	462,799	388,184
Accumulated other comprehensive income	194	181
Accumulated deficit	(328,910)	(351,519)
Treasury stock, at cost; 1,109,918 and 1,021,255 shares at September 30, 2023 and December 31, 2022, respectively	(34,482)	(34,251)
Total stockholders’ equity	99,604	2,596
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$152,516	$164,810

FLOTEK INDUSTRIES, INC.
Unaudited Condensed Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	9/30/2023	9/30/2022	9/30/2023	9/30/2022
Revenue:
Revenue from external customers	$17,806	$15,206	$47,278	$38,412
Revenue from related party	29,462	30,417	98,592	49,462
Total revenues	47,268	45,623	145,870	87,874
Cost of goods sold	38,221	47,465	131,037	92,500
Gross profit (loss)	9,047	(1,842)	14,833	(4,626)
Operating costs and expenses:
Selling, general, and administrative	6,526	9,254	21,303	20,958
Depreciation	181	177	530	554
Research and development	757	985	2,231	3,515
Severance costs	2	(219)	(28)	387
Gain on sale of property and equipment	(38)	(10)	(38)	(1,916)
Gain on lease termination	—	—	—	(584)
(Gain) loss in fair value of Contract Consideration Convertible Notes Payable	—	4,250	(29,969)	(9,016)
Total operating costs and expenses	7,428	14,437	(5,971)	13,898
Income (loss) from operations	1,619	(16,279)	20,804	(18,524)
Other income (expense):
Paycheck protection plan loan forgiveness	—	—	4,522	—
Interest expense	(160)	(2,321)	(2,537)	(4,586)
Other expense, net	(91)	(187)	(82)	(67)
Total other income (expense), net	(251)	(2,508)	1,903	(4,653)
Income (loss) before income taxes	1,368	(18,787)	22,707	(23,177)
Income tax expense	(81)	(7)	(98)	(101)
Net income (loss)	$1,287	$(18,794)	$22,609	$(23,278)

Income (loss) per common share:
Basic	$0.04	$(1.50)	$0.97	$(1.89)
Diluted	$0.04	$(1.50)	$(0.18)	$(1.89)

Weighted average common shares:
Weighted average common shares used in computing basic income (loss) per common share	29,358	12,552	23,291	12,349
Weighted average common shares used in computing diluted income (loss) per common share	30,688	12,552	28,034	12,349

FLOTEK INDUSTRIES, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Nine months ended September 30,
	2023	2022
Cash flows from operating activities:
Net income (loss)	$22,609	$(23,278)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Change in fair value of contingent consideration	(384)	(106)
Change in fair value of Contract Consideration Convertible Notes Payable	(29,969)	(9,016)
Amortization of convertible note issuance costs	83	663
Payment-in-kind interest expense	2,284	3,861
Amortization of contract assets	3,665	1,986
Depreciation and amortization	530	554
Amortization of asset based loan origination costs	36	—
Provision for credit losses, net of recoveries	97	147
Provision for excess and obsolete inventory	626	1,702
Gain on sale of property and equipment	(38)	(1,916)
Gain on lease termination	—	(584)
Non-cash lease expense	2,316	168
Stock compensation expense	(565)	2,262
Deferred income tax (benefit) expense	50	1
Paycheck protection plan loan forgiveness	(4,522)	—
Changes in current assets and liabilities:
Accounts receivable	3,472	(5,748)
Accounts receivable, related party	(2,082)	(24,616)
Inventories	(776)	(11,373)
Income taxes receivable	—	3
Other assets	(863)	(537)
Contract assets, net	—	(3,600)
Accounts payable	60	22,036
Accrued liabilities	(3,179)	493
Operating lease liabilities	(2,636)	(404)
Income taxes payable	(54)	100
Interest payable	(8)	36
Net cash used in operating activities	(9,248)	(47,166)

FLOTEK INDUSTRIES, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(continued)

	Nine months ended September 30,
	2023	2022
Cash flows from investing activities:
Capital expenditures	(593)	(175)
Proceeds from sale of assets	68	4,215
Net cash (used in) provided by investing activities	(525)	4,040
Cash flows from financing activities:
Payment for forfeited stock options	(617)	—
Payments on long term debt	(104)	—
Proceeds from asset based loan	27,750	—
Payments on asset based loan	(24,380)	—
Payment for origination costs of asset based loan	(502)	—
Proceeds from issuance of convertible notes	—	21,150
Payment of issuance costs of convertible notes	—	(1,084)
Proceeds from issuance of warrants	—	19,500
Payment of issuance costs of stock warrants	—	(1,170)
Payments to tax authorities for shares withheld from employees	(246)	(191)
Proceeds from issuance of stock	48	24
Payments for finance leases	(24)	(30)
Net cash provided by financing activities	1,925	38,199
Effect of changes in exchange rates on cash and cash equivalents	13	211
Net change in cash and cash equivalents and restricted cash	(7,835)	(4,716)
Cash and cash equivalents at the beginning of period	12,290	11,534
Restricted cash at the beginning of period	100	1,790
Cash and cash equivalents and restricted cash at beginning of period	12,390	13,324
Cash and cash equivalents at end of period	4,453	8,508
Restricted cash at the end of period	102	100
Cash and cash equivalents and restricted cash at end of period	$4,555	$8,608

FLOTEK INDUSTRIES, INC.
Unaudited Reconciliation of Non-GAAP Items and Non-Cash Items Impacting Earnings
(in thousands)

	Three Months Ended		Nine Months Ended
	9/30/2023	9/30/2022	9/30/2023	9/30/2022

Gross profit (loss)	$9,047	$(1,842)	$14,833	$(4,626)
Stock compensation expense	2	256	(135)	783
Severance and retirement	—	(478)	26	11
Contingent liability revaluation	(61)	28	(384)	(106)
Sanitizer inventory write down	—	1,036	—	1,036
Amortization of contract assets	1,276	1,249	3,665	1,986
Adjusted Gross profit (loss) (1)	$10,264	$249	$18,005	$(916)

Net income (loss)	$1,287	$(18,794)	$22,609	$(23,278)
Interest expense	160	2,321	2,537	4,586
Income tax expense	81	7	98	101
Depreciation and amortization	181	177	530	554
EBITDA (Non-GAAP)	$1,709	$(16,289)	$25,774	$(18,037)
Stock compensation expense	268	671	(574)	2,263
Severance and retirement	2	(219)	(28)	387
Contingent liability revaluation	(61)	28	(384)	(106)
Sanitizer inventory write down	—	1,036	—	1,036
Gain on disposal of assets	(38)	(10)	(38)	(1,916)
Gain on lease termination	—	—	—	(584)
PPP loan forgiveness	—	—	(4,522)	—
Contract Consideration Convertible Notes Payable revaluation adjustment	—	4,250	(29,969)	(9,016)
Amortization of contract assets	1,276	1,249	3,665	1,986
Non-Recurring professional fees	236	882	3,612	2,899
Adjusted EBITDA (Non-GAAP) (1)	$3,392	$(8,402)	$(2,464)	$(21,088)

(1) Management believes that adjusted gross profit and adjusted EBITDA for the three and nine months ended September 30, 2023 and 2022, are useful to investors to assess and understand operating performance, especially when comparing those results with previous and subsequent periods. Management views the income and expenses noted above to be outside of the Company’s normal operating results. Management analyses operating results without the impact of the above items as an indicator of performance, to identify underlying trends in the business and cash flow from continuing operations, and to establish financial and operational goals, excluding certain non-cash or non-recurring items.